EXHIBIT 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: August 2, 2007

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Agreement to Sell Portfolio of Commercial Office Buildings in Louisville, Kentucky

Louisville, KY (August 2, 2007) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that after the close of business yesterday it entered into an agreement (the “Agreement”) to sell 100% of the interests in its wholly-owned subsidiary which holds title to the office portfolio consisting of Atrium Center, Blankenbaker Business Centers I and II, 1901 Campus Place (formerly known as the “Anthem Office Center”), NTS Center, Plainview Center, Plainview Point I and II and adjacent parking lot and Plainview Point III. The purchaser is an unaffiliated Kentucky limited liability company.

Pursuant to the agreement, the Company is scheduled to receive $66,550,000 in cash for this portfolio. The proposed purchaser is entitled to conduct due diligence on the properties until September 15, 2007, and, if satisfied, must close on or before November 14, 2007. The Company intends to use the proceeds from the sale to repay outstanding debt on the properties and to purchase properties in a manner that would qualify as a tax deferred exchange under Section 1031 of the Internal Revenue Code.

About NTS Realty Holdings Limited Partnership
The Company currently owns twenty-eight properties, comprised of ten multifamily properties, fourteen office buildings and business centers, three retail properties and one ground lease. The properties are located in and around Louisville and Lexington, Kentucky, Nashville, Tennessee, Richmond, Virginia, Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995
This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and

– more –

performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 29, 2007, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

– ### –